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                                                                      EXHIBIT 12


                                IMC Global Inc.
                Computation of Ratio of Earnings to Fixed Charges

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                                                                                 YEARS ENDED DECEMBER 31
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                                                          2002           2001             2000            1999            1998
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
FIXED CHARGES:
Interest charges                                        $ 174.2        $ 152.3          $ 112.6         $ 111.4         $ 104.7
Net amortization of debt discount and premium
  and issuance expense                                      8.5            8.4              5.4             5.7             3.8
Interest portion of rental expense                          8.0            6.7              5.0             6.4             7.5
                                                       ------------------------------------------------------------------------
Total fixed charges                                     $ 190.7        $ 167.4          $ 123.0         $ 123.5         $ 116.0

EARNINGS:
Earnings (loss) from continuing operations
  before minority interest                              $   0.7        $ (71.4)         $ 118.7         $(390.9)        $ 254.1
Interest charges                                          174.2          152.3            112.6           111.4           104.7
Net amortization of debt discount and premium
  and issuance expense                                      8.5            8.4              5.4             5.7             3.8
Interest portion of rental expense                          8.0            6.7              5.0             6.4             7.5
                                                       ------------------------------------------------------------------------
Total earnings (loss)                                   $ 191.4         $ 96.0          $ 241.7         $(267.4)        $ 370.1

Ratio of earnings to fixed charges(a)                       1.0              -              2.0               -             3.2
Adjusted ratio of earnings to fixed charges(b)              1.0              -              2.0             3.1             4.9
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(a)  The Company's earnings were insufficient to cover fixed charges by $71.4 million and $390.9 million for the years ended December 31, 2001 and 1999, respectively.
(b)  The adjusted ratio of earnings to fixed charges for the year ended December
     31, 2001 excludes special charges of $17.4 million. The Company's earnings, as adjusted to exclude special charges, were insufficient to cover fixed charges by $54.0 million for the year ended December 31, 2001. The adjusted ratio of earnings to fixed charges for the year ended December 31, 2000 excludes a restructuring gain of $1.2 million. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1999 excludes special charges of $651.7 million. The adjusted ratio of earnings to fixed charges for the year ended December 31, 1998 excludes special charges of
     $195.3 million.